UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 5, 2019

The Kraft Heinz Company
(Exact name of registrant as specified in its charter)

Delaware	001-37482	46-2078182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania 15222
(Address of principal executive offices, including zip code)

(412) 456-5700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common stock, $0.01 par value	KHC	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On August 8, 2019, The Kraft Heinz Company (“we,” “our,” and the “Company”) issued a press release announcing results for the first half of 2019. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.06. Material Impairments.

On August 5, 2019, the Company, along with the Audit Committee of our Board of Directors concluded that non-cash impairment losses are required for the quarters ended March 30, 2019 and June 29, 2019. As a result, we are disclosing the following information relating to the preliminary unaudited estimate of impairment losses resulting from our first quarter 2019 interim testing and our second quarter 2019 annual impairment testing.

In connection with the preparation of the first quarter 2019 unaudited interim financial statements, which occurred concurrently with the preparation of the second quarter 2019 unaudited interim financial statements due to the delay in the filing of our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 (the “2018 Form 10-K”) until June 7, 2019, we concluded that it was more likely than not that the fair values of three of our 19 reporting units (EMEA East, Brazil and Latin America Exports) were below their carrying amounts. The factors that led to this first quarter triggering event conclusion included: (i) changes in management structure which triggered the reorganization of the EMEA East and Latin America Exports reporting units in the first quarter; (ii) new management in certain reporting units coupled with the development of our five-year operating plan assumptions for these reporting units in the first quarter, which established revised expectations and priorities for the coming years in response to current market factors, such as lower revenue growth and margin expectations; (iii) increases in discount rates used to value reporting units in these regions due to expectations of increased risk in these emerging markets; and (iv) fluctuations in forecasted foreign exchange rates in certain countries.

Our preliminary unaudited estimate of non-cash impairment losses in the first quarter of 2019 is $620 million in SG&A related to the three reporting units noted above that are contained within our EMEA and Rest of World segments. We determined the factors contributing to the impairment loss were the result of circumstances that arose during the first quarter of 2019, as summarized above and as discussed in more detail below under the “Goodwill Impairment” heading.

Additionally, we performed our 2019 annual impairment test as of March 31, 2019, which is the first day of our second quarter in 2019 (this was performed concurrently with the preparation of the first and second quarter 2019 unaudited interim financial statements due to the delay in the filing of the 2018 Form 10-K as noted above). We utilized the discounted cash flow method under the income approach to estimate the fair value of our reporting units. As a result of our annual impairment test and as discussed further below, our preliminary unaudited results for the second quarter of 2019 included preliminary non-cash impairment losses of approximately $124 million in SG&A related to goodwill and preliminary non-cash impairment losses of approximately $474 million in SG&A related to indefinite-lived intangible assets.

Following these impairments, the preliminary carrying amounts of goodwill and indefinite-lived intangible assets are $36.0 billion and $43.5 billion respectively at June 29, 2019 and $36.1 billion and $44.1 billion respectively at March 30, 2019, compared to $36.5 billion and $44.0 billion at December 29, 2018.

These amounts reflect our best estimate of the losses at this time; however, we continue to evaluate the amount of the impairments and execute and test certain internal controls associated with the assessment. Until we file our Quarterly Reports on Form 10-Q for the first and second quarters, we can make no assurances these estimates will not change. No portion of these impairment losses relates to future cash expenditures. Our first and second quarter expected impairment losses are described in more detail below.

Goodwill Impairment

We expect to recognize a $286 million impairment loss in the first quarter of 2019 in our EMEA East reporting unit within our EMEA segment. In the first quarter of 2019, we reorganized our reporting units to combine Russia, Poland, Middle East, and Distributors operations into the EMEA East reporting unit as a result of changing our management structure. Following this reorganization, we established a new management team in the region at the beginning of 2019 that developed a new five-year operating plan for the region, which established a revised downward outlook for net sales, margin, and cash flows in response to lower expectations for margin and revenue growth opportunities in the region. As a result of this planning process, management revised its expectations downward in relation to the anticipated long-term impact of white space growth opportunities in MEA and the impact of discounter store growth in Russia. Additionally, there were declines in forecasted foreign exchange rates in the region. After the impairment, the goodwill carrying amount of the EMEA East reporting unit is approximately $144 million.

We expect to recognize a $205 million impairment loss in the first quarter in our Brazil reporting unit within our Rest of World segment. During the first quarter, we observed lower than expected performance in launches of new products coupled with the de-listing of certain existing products as well as higher costs due to changes in our sourcing approach to support revenue growth plans. We developed a new five-year operating plan for the region in the first quarter of 2019, which produced a revised outlook for net sales and margins in contemplation of these events and after considering their potential long-term impacts. Additionally, there were declines in forecasted foreign exchange rates in the region. The impairment of the Brazil reporting unit is expected to be the entire balance of goodwill for that reporting unit.

We expect to recognize a $129 million impairment loss in the first quarter in our Latin America Exports reporting unit within our Rest of World segment. In the first quarter of 2019, we reorganized our reporting units to combine Puerto Rico and our Other Latin America Exports business with Costa Rica, Panama, Colombia, Argentina, and Andinos operations (which were part of the previously fully impaired Other Latin America reporting unit and thus had previously been identified as having a fair value less than carrying amount) into the Latin America Exports reporting unit as a result of changing our management structure. We developed a new five-year operating plan for the region in the first quarter of 2019, which produced a revised outlook for net sales and margins and adjusted cash flow forecasts downward to reflect lower expectations in the market, higher costs associated with changes in our sourcing approach, and increased investments in the business to support growth in these emerging markets. After the impairment, the goodwill carrying amount of the Latin America Exports reporting unit is approximately $297 million.

We performed our 2019 annual impairment test as of March 31, 2019, which is the first day of our second quarter in 2019 (this was performed concurrently with the preparation of the first and second quarter 2019 financial statements due to the delay in the filing of the 2018 Form 10-K as noted above). Through the performance of the 2019 annual impairment test, we identified an impairment related to the U.S. Refrigerated reporting unit. This impairment was primarily due to an increase in the discount rate assumption used for the fair value estimation. The increase in the discount rate was applied to reflect a market participants’ perceived risk in the valuation implied by the sustained reduction in our stock price and, hence, market capitalization (which decreased approximately 25% from December 29, 2018 to the March 31, 2019 annual impairment testing date and sustained this decline through June 29, 2019). Since this valuation assumption change was made in connection with the annual impairment test in the second quarter of 2019 and was not indicative of events or conditions that would have constituted a triggering event during the first quarter of 2019, we expect to record a non-cash impairment loss of $118 million in SG&A in the second quarter of 2019 within our United States segment. The goodwill carrying amount of this reporting unit is approximately $7.0 billion after the impairment.

The goodwill carrying amounts associated with an additional six reporting units, which each had excess fair value over its carrying amount of 10% or less based on the results of our 2019 annual impairment assessment, were $18.6 billion for U.S. Grocery, $3.9 billion for U.S. Foodservice, $2.1 billion for Canada Retail, $370 million for Australia and New Zealand, $368 million for Canada Foodservice, and $83 million for Northeast Asia as of the impairment test date. The goodwill carrying amount associated with one additional reporting unit, which had excess fair value over its carrying amount between 10-20%, was $593 million for Continental Europe as of the impairment test date. The aggregate goodwill carrying amount of reporting units with fair value over carrying amount between 20-50% was $2.4 billion as of the impairment test date, and there were no reporting units with fair value over carrying amount in excess of 50%.

Indefinite-Lived Intangible Asset Impairment

We performed our 2019 annual impairment test as of March 31, 2019, which is the first day of our second quarter in 2019. As a result of our 2019 annual impairment test, we expect to recognize a non-cash impairment loss of $474 million in SG&A in the second quarter of 2019 primarily related to six brands (Miracle Whip, Velveeta, Lunchables, Maxwell House, Philadelphia, and Cool Whip). This impairment loss is expected to be recorded in our United States segment, consistent with the ownership of the trademarks. The impairment for these brands was largely due to an increase in the discount rate assumptions used for the fair value estimations. The increase in the discount rate was applied to reflect a market participants’ perceived risk in the valuation implied by the sustained reduction in our stock price and, hence, market capitalization (which decreased approximately 25% from December 29, 2018 to the March 31, 2019 annual impairment testing date and sustained this decline through June 29, 2019), as further described above.

For Miracle Whip and Maxwell House, the reduction in fair value was also driven by lower expectations of near and long-term net sales growth that were adjusted in the second quarter of 2019 due to anticipated trends in consumer preferences. For Lunchables, the reduction in fair value was also due to lower forecasted net sales and royalty rate assumptions associated with lower profit margin expectations driven by pricing actions at certain customers. For Velveeta, Philadelphia, and Cool Whip, no assumption changes other than the discount rate had a meaningful impact on the estimated fair value of brands. Since these valuation assumption changes were made in connection with the annual test in the second quarter of 2019 and were not indicative of events or conditions that would have constituted a triggering event during the first quarter of 2019, we expect to record a non-cash impairment loss in the second quarter of 2019. These brands had an aggregate carrying amount of $13.5 billion prior to this impairment and are expected to have a carrying amount of approximately $13.0 billion after impairment.

The aggregate carrying amount associated with an additional three brands (Kraft, Planters, and ABC), which each had excess fair value over its carrying amount of 10% or less, was $13.4 billion as of the impairment test date. The aggregate carrying amount of an additional three brands (Oscar Mayer, Jet Puffed, and Quero), which each had fair value over its carrying amount of between 10-20%, was $3.6 billion as of the impairment test date. The aggregate carrying amount of brands with fair value over carrying amount between 20-50% was $4.2 billion, and the aggregate carrying amount of brands with fair value over carrying amount in excess of 50% was $9.3 billion as of the impairment test date.

Impairment Testing

We maintain 19 reporting units, 13 of which comprise our goodwill balance. Our indefinite-lived intangible asset balance primarily consists of a number of individual brands. We test our reporting units and brands for impairment annually as of the first day of our second quarter, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a reporting unit or brand is less than its carrying amount. Such events and circumstances could include a sustained decrease in our market capitalization, increased competition or unexpected loss of market share, increased input costs beyond projections (for example due to regulatory or industry changes), disposals of significant brands or components of our business, unexpected business disruptions (for example due to a natural disaster or loss of a customer, supplier, or other significant business relationship), unexpected significant declines in operating results, or significant adverse changes in the markets in which we operate. We test reporting units for impairment by comparing the estimated fair value of each reporting unit with its carrying amount. We test brands for impairment by comparing the estimated fair value of each brand with its carrying amount. If the carrying amount of a reporting unit or brand exceeds its estimated fair value, we record an impairment loss based on the difference between fair value and carrying amount, in the case of reporting units, not to exceed to the associated carrying amount of goodwill.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates, and market factors. Estimating the fair value of individual reporting units and brands requires us to make assumptions and estimates regarding our future plans, as well as industry, economic, and regulatory conditions. These assumptions and estimates include estimated future annual net cash flows, income tax considerations, discount rates, growth rates, royalty rates, contributory asset charges, and other market factors. If current expectations of future growth rates and margins are not met, if market factors outside of our control, such as discount rates, change, or if management’s expectations or plans otherwise change, including as a result of updates to our global five-year operating plan, then one or more of our reporting units or brands might become impaired in the future. As carrying amounts of goodwill and indefinite-lived intangible assets impaired in 2018 and 2019 were written down to fair value resulting in zero excess fair value over carrying amount at the time of impairment, those reporting units and brands are more susceptible to an impairment risk if there are unfavorable changes in assumptions and estimates. Additionally, as goodwill and indefinite-lived intangible assets associated with recently acquired businesses are recorded on the balance sheet at their estimated acquisition date fair values, those amounts are more susceptible to an impairment risk if business operating results or macroeconomic conditions deteriorate.

Forward-Looking Statements

This filing contains a number of forward-looking statements. Words such as “continue,” “estimate,” “expect,” “forecast,” “plan,” “will,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our beliefs and expectations relating to non-cash impairment losses and future related events. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond our control. Important factors that may affect our business and operations or that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, changes in current expectations of future growth rates and margins, changes in management’s expectations or plans, including those as a result of our new five-year operating plan, acquisitions and foreign currency translation adjustments, various market factors and the possibility that the ongoing reviews and testing of the our internal controls may identify additional errors, control deficiencies, misstatements, or material weaknesses in the Company’s accounting practices. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this filing, except as required by applicable law or regulation.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibit is furnished with this Current Report on Form 8-K.

Exhibit No.	Description
99.1	The Kraft Heinz Company Press Release, dated August 8, 2019.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Kraft Heinz Company

Date: August 8, 2019	By:	/s/ David H. Knopf
David H. Knopf
Executive Vice President and Chief Financial Officer